Exhibit 99.1

Sensei Biotherapeutics Announces Closing of Initial Public Offering

BOSTON, MA and ROCKVILLE, MD – February 10, 2021 – Sensei Biotherapeutics, Inc., a clinical-stage immunotherapy company focused on the discovery and development of next generation therapeutics for cancer, today announced the closing of its initial public offering of 7,000,052 shares of its common stock on February 8, 2021, as well as the issuance of an additional 1,030,243 shares pursuant to the exercise by the underwriters of their option to purchase additional shares on February 10, 2021, at a public offering price of $19.00 per share. The gross proceeds to Sensei from the two closings, before deducting underwriting discounts and commissions and other offering expenses payable by Sensei, were approximately $152.6 million. All of the shares in the offering were offered by Sensei. Sensei’s common stock is listed on the Nasdaq Global Market under the ticker symbol “SNSE.”

Citigroup, Piper Sandler & Co. and Berenberg acted as joint book-running managers for the offering. Oppenheimer & Co. acted as the lead manager for the proposed offering.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission on February 3, 2021. The offering of these securities is being made only by means of a prospectus. A copy of the final prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 800-831-9146 or by email at prospectus@citi.com; Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at 800-747-3924 or by email at prospectus@psc.com; or Berenberg Capital Markets LLC, Attention: Investment Banking, 1251 Avenue of the Americas, 53rd Floor, New York, NY 10020, or by telephone at 646-949-9000 or by email at prospectusrequests@berenberg-us.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Sensei Biotherapeutics

Sensei Biotherapeutics is a clinical-stage biopharmaceutical company focused on the discovery, development and delivery of next generation of immunotherapies for the treatment of cancer and infectious diseases. The company has developed a proprietary bacteriophage-based platform, ImmunoPhage™, that enables the rapid generation of immune activating therapeutic agents that fully engage the immune system. Using the ImmunoPhage™ platform, Sensei is developing a library of ImmunoPhage, called Phortress™, to target multiple tumor-associated antigens to create a personalized yet off-the-shelf cocktail approach for treating cancer patients. The platform enables efficient, scalable and cost-effective manufacturing to support all of Sensei’s clinical programs. The company’s most advanced immunotherapy, SNS-301, a first-in-class ImmunoPhage™ targeting the tumor antigen Aspartyl beta Hydroxylase (ASPH), is currently in a Phase 1/2 clinical trial in patients with advanced Squamous Cell Carcinoma of the Head and Neck. Earlier stage programs include SNS-401, a ImmunoPhage™ cocktail for the treatment of Merkel Cell Carcinoma, and SNS-VISTA, an antibody-based therapeutic targeting an immune checkpoint gene that inhibits anti-tumor immune responses called V-domain Ig suppressor of T cell activation (VISTA).

Media Contact:

Kathryn Morris

The Yates Network

914-204-6412

kathryn@theyatesnetwork.com

Investor Contact:

Julie Seidel

Stern Investor Relations, Inc.

212-362-1200

julie.seidel@sternir.com